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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  -------------

                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                            (AMENDMENT NO._______)(1)



                                  PROVANT, INC.
                                (Name of Issuer)



                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)



                                   743724 10 6
                                 (CUSIP Number)



                               DECEMBER 31, 1999
                        (Date of Event which Requires
                          Filing of this Statement)


    Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]      Rule 13d-1(b)

[X]      Rule 13d-1(c)

[ ]      Rule 13d-1(d)








-------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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---------------------                                       -------------------
CUSIP NO. 743724 10 6                 13G                    PAGE 2 OF 6 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Larry E. Senn
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      1,161,067
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          None
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH:           1,161,067
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,161,067
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.54%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

     *SEE INSTRUCTIONS BEFORE FILLING OUT!



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---------------------                                       -------------------
CUSIP NO. 743724 10 6                 13G                    PAGE 3 OF 6 PAGES
---------------------                                       -------------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Bernadette Senn
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                  5.  SOLE VOTING POWER

                      1,161,067
    NUMBER OF     --------------------------------------------------------------
     SHARES       6.  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY          None
      EACH        --------------------------------------------------------------
   REPORTING      7.  SOLE DISPOSITIVE  POWER
     PERSON
      WITH:           1,161,067
                  --------------------------------------------------------------
                  8.  SHARED DISPOSITIVE POWER

                      None
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,161,067
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                                            [ ]

--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.54%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               PAGE  4  OF  6
                                                                    ---    ---

ITEM 1. (a)  NAME OF ISSUER:

         PROVANT, Inc.

     (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         67 Batterymarch Street, Suite 600
         Boston, MA 02110

ITEM 2. (a) NAME OF PERSON FILING:

         Larry E. Senn
         Bernadette Senn

         Mr. and Mrs. Senn are filing in their capacities as Trustees of The Senn Family Trust u/t/d September 26, 1988, as amended, and individually as donors of said Trust, which is revokable, and as beneficiaries of said Trust.

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

         16741 South Pacific Coast Highway, Sunset Beach, CA 90742

     (c) CITIZENSHIP:

         Larry E. Senn and Bernadette Senn are citizens of the United States.

     (d) TITLE OF CLASS OF SECURITIES:

         Common Stock

     (e) CUSIP NUMBER:

         743724 10 6

ITEM 3.  NOT APPLICABLE.

ITEM 4.  OWNERSHIP.

           (a)    AMOUNT BENEFICIALLY OWNED BY LARRY E. SENN:

                  1,161,067 Shares(1)

                  AMOUNT BENEFICIALLY OWNED BY BERNADETTE SENN:

                  1,161,067 Shares(1)


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                                                               PAGE  5  OF  6
                                                                    ---    ---


           (b) PERCENT OF CLASS:

                  Larry E. Senn             5.54%(1)
                  Bernadette Senn           5.54%(1)

           (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)      SOLE POWER TO VOTE OR TO DIRECT THE VOTE

                           Larry E. Senn          1,161,067(1)
                           Bernadette Senn        1,161,067(1)

                  (ii)     SHARED POWER TO VOTE OR TO DIRECT THE VOTE

                           Larry E. Senn          None
                           Bernadette Senn        None

                  (iii)    SOLE POWER TO DISPOSE THE DISPOSITION OF

                           Larry E. Senn          1,161,067(1)
                           Bernadette Senn        1,161,067(1)

                  (iv)     SHARED POWER TO DISPOSE THE DISPOSITION OF

                           Larry E. Senn          None
                           Bernadette Senn        None

(1) As trustees, donors and beneficiaries of The Senn Family Trust u/t/d September 26, 1988, as amended.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

     Not applicable.

                                                               PAGE  6  OF  6
                                                                    ---    ---


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          /s/ Larry E. Senn
                                          ----------------------------
                                          LARRY E. SENN


                                          /s/ Bernadette Senn
                                          ----------------------------
                                          BERNADETTE SENN

Date: February 17, 2000